Exhibit (a)(2)(B)


                                 [Fundtech Logo]


                                                                  July 3, 2002

TO ELIGIBLE EMPLOYEES HOLDING OPTIONS TO PURCHASE ORDINARY SHARES UNDER THE FUNDTECH OPTION PLANS WHO ARE TAX RESIDENTS OF THE UNITED KINGDOM, SINGAPORE OR
AUSTRALIA:

      On June 10, 2002, we sent you materials related to our stock option exchange program, including the Offer to Exchange and the related letter of transmittal and notice to withdraw tender. We are writing to inform you that we have decided to extend the expiration date of the tender offer until July 15, 2002 instead of July 9, 2002. As a result, any eligible options which are properly tendered and not withdrawn prior to July 15, 2002 will be subject to the exchange offer.

      If you have already tendered your options pursuant to the terms of the Offer to Exchange, you do not need to resubmit your letter of transmittal, although you now have until July 15, 2002 to withdraw the tender of your options.

      The tendered options that we accept will be cancelled as soon as practicable after the expiration of the Offer to Exchange. Once cancelled you will have no further rights under the tendered options. We plan to grant the new options on or about the first business day that is at least six months and one day following the date we cancel the tendered options that are accepted by us. According to our current schedule, we expect to cancel options on or about July 18, 2002, and accordingly we expect to grant new options on or about January 20, 2003 and no later than February 15, 2003.

      Today, we filed with the Securities and Exchange Commission a revised Offer to Exchange and related documents. A copy of the revised Offer to Exchange is attached to this letter.

      THE REVISED OFFER TO EXCHANGE CONTAINS IMPORTANT DISCLOSURE ABOUT THE MATERIAL TAX CONSEQUENCES OF THE EXCHANGE OFFER TO TAX RESIDENTS OF THE UNITED KINGDOM, SINGAPORE AND AUSTRALIA. YOU SHOULD CAREFULLY REVIEW SECTIONS 8 AND 14 (WHICH BEGIN ON PAGES 18 AND 30, RESPECTIVELY) OF THE ATTACHED REVISED OFFER TO EXCHANGE FOR AN OVERVIEW OF THE TAX CONSEQUENCES OF THE EXCHANGE OFFER IN YOUR JURISDICTION. WE ALSO RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

      In addition to the tax disclosure, the documents also contain the following revisions:

     1. The revised Offer to Exchange, revised Letter of Transmittal and revised Notice to Withdraw Tender reflect the fact that the expiration date of the tender offer has been extended to July 15, 2002, as mentioned above.

     2. The Offer to Exchange has been revised to state that we may not waive a condition to the tender offer with respect to a particular individual option holder but only with respect to all eligible option holders as a class, by revising the third sentence of the third paragraph of Section 3.

     3. The Offer to Exchange has been revised to state that the variety of events and circumstances upon which the tender offer is conditioned does not include events and circumstances arising as a result of actions or omissions by us, by revising the first sentence of the first paragraph of Section 6.

     4. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward looking statements made in connection with this offer. We have deleted the references to these safe harbor provisions in Section 18 of the Offer to Exchange.

      This email is merely a summary of the revisions to the Offer to Exchange and the related letter of transmittal and notice to withdraw tender. For a complete discussion of the terms and conditions of the offer, you should carefully read the attached amended Offer to Exchange.

      If you have any questions about the offer, please call me at (201)
946-1100.

                                 Sincerely,



                                  FUNDTECH LTD.


                                  /s/ Michael S. Hyman
                                  --------------------------------------
                                  Michael S. Hyman
                                  Vice President, General Counsel and Secretary


Enclosures